Exhibit 99.2

The Seneca Nation of Indians

PRESIDENT’S OFFICE

P.O. Box 231	12837 Rt. 438
Salamanca, New York 14779	Irving, New York 14081
Phone: (716) 945-1790	Phone: (716) 532-4900
Fax: (716) 945-1565	Fax: (716) 532-6272

PRESIDENT	Maurice A. John, Sr - P.O. Box 70, Salamanca, NY 14779
CLERK	Jacqueline Bowen - P.O. Box 283, Salamanca, NY 14779
TREASURER	Kevin W. Seneca - P.O. Box 193, Irving, NY 14081

September 3, 2008

Chairman Phil Hogen

National Indian Gaming Commission

1441 L Street, NW

Suite 9100

Washington, DC 20006

Dear Chairman Hogen,

I have been authorized by the Seneca Nation Council to appeal Notice of Violation 08-20 pursuant to 25 C.F.R. § 577.3, and this letter constitutes the Nation’s notice of appeal and request for a hearing in that matter. It is the Nation’s view that it has lawfully obtained all required government approvals for its Class III Gaming Ordinance and that the decision and orders in Citizens Against Casino Gambling in Erie County v. Hogen, dated July 8 and August 26, 2008, on which the Notice of Violation is based, are wrong as a matter of law and policy.

As you know, the U.S. Government is still actively considering an appeal of both orders in that case. Moreover, the Nation submitted a new gaming ordinance to the National Indian Gaming Commission on July 16, 2008, so that the NIGC could consider the applicability of new and intervening Department of Interior regulations concluding that lands like those at issue here are exempt from Section 20’s prohibition on gaming. A decision on that ordinance is due no later than October 14, 2008.

If the U.S. Government were to appeal and be upheld on the merits, or if the Commission were to approve the new gaming ordinance, the premise on which the Notice of Violation is based would be obviated and the Nation would be proved correct in its interpretation of the applicable law in this case.

Respectfully submitted,

/s/ Maurice A. John
Maurice A. John, Sr., President
SENECA NATION OF INDIANS